Exhibit 5.1

+1 212 230 8800 (t)
May 12, 2011	+1 212 230 8888 (f)
wilmerhale.com
Biodel Inc.
100 Saw Mill Road
Danbury, Connecticut 06810
Re: Prospectus Supplement to Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-153167) (the “Registration Statement”) filed by Biodel Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering with the Commission, among other things, shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), shares of the Company’s Preferred Stock, $.01 par value per share (the “Preferred Stock”), and warrants to purchase shares of Common Stock, all of which may be issued and sold by the Company from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $100,000,000, as set forth in the Registration Statement and the prospectus contained therein and (ii) the prospectus supplement, dated May 12, 2011 (the “Prospectus Supplement”), relating to the issue and sale pursuant to the Registration Statement of (a) up to 12,194,722 shares (the “Common Shares”) of Common Stock, (b) up to 1,694,167 shares (the “Preferred Shares” and together with the Common Shares, the “Shares”) of Preferred Stock that the Company has designated as the Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), (c) warrants to purchase up to 9,027,772 shares of Common Stock (the “Warrants”), (d) the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) and (e) the shares of Common Stock issuable upon conversion of the Preferred Shares (the “Conversion Shares”). The Shares, the Warrants, the Warrant Shares and the Conversion Shares are referred to herein, collectively, as the “Securities.”
The Securities are to be issued and sold by the Company to selected investors pursuant to (i) subscription agreements dated as of May 12, 2011 (the “Subscription Agreements”), between the Company and such investors and (ii) the placement agency agreement, dated as of May 12, 2011, among the Company and the several placement agents named therein (the “Placement Agency Agreement”). The Placement Agency Agreement will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated May 12, 2011, the form of certificate of designation of the Series A Preferred Stock (the “Certificate of Designation”) will be filed with the Commission as Exhibit 4.6 to such Current Report, the form of Warrant will be filed with the Commission as Exhibit 4.7 to such Current Report and the form of Subscription Agreement will be filed with the Commission as Exhibit 10.27 to such Current Report.
Wilmer Cutler Pickering Hale and Dorr llp, 399 Park Avenue, New York, New York 10022
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Biodel Inc.
May 12, 2011

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Securities. We have examined a signed copy of the Registration Statement, as filed with the Commission, including the exhibits thereto, and the form of Prospectus Supplement to be filed with the Commission. We have also examined and relied upon the Placement Agency Agreement and the Subscription Agreements, minutes of meetings of the stockholders and the Board of Directors, including committees thereof, of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, the form of Certificate of Designation and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. We have assumed that the Certificate of Designation shall have been filed with the Secretary of State of Delaware.
We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
Based upon and subject to the foregoing, we are of the opinion that
1.	The Common Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Subscription Agreements, the Common Shares will be validly issued, fully paid and nonassessable.

2.	Upon the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, the Preferred Shares and the Conversion Shares will be duly authorized for issuance. The Preferred Shares, when issued and paid for in accordance with the terms and conditions of the Subscription Agreements, and the Conversion Shares, when issued upon the conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

3.	The Warrants have been duly authorized by the Company and, when executed by the Company and delivered by the Company against payment therefor as provided by the Subscription Agreements, the Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization,

Biodel Inc.
May 12, 2011

moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
4.	The Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the provisions of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.
It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issue and sale of the Securities and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP
By:	/s/ Stuart R. Nayman
Stuart R. Nayman, a Partner